Exhibit 99.1

TITAN MACHINERY APPOINTS STAN DARDIS TO BOARD OF DIRECTORS

FARGO, N.D—October 1, 2010— Titan Machinery Inc. (NASDAQ:TITN) announced today that it has appointed Stan Dardis to its Board of Directors, effective October 1, 2010.  With the appointment of Mr. Dardis, the Board now consists of nine board members, including six independent members.

“We are pleased that Stan has accepted the invitation to join our Board of Directors,” said David Meyer, Titan Machinery’s Chairman and CEO.  “Stan has over 35 years of experience at banks/financial institutions in the Upper Midwest, including his most recent position as CEO and Director of Bremer Financial Corporation.  We believe his financial, organizational and governance expertise, leadership experience, and extensive knowledge of our customer base will be a tremendous resource in our future endeavors.”

“Titan Machinery has built a very strong operating platform and I am pleased to be appointed to the Company’s Board of Directors,” said Mr. Dardis.  “I look forward to applying my experience and providing my insight to Titan Machinery as it continues to solidify its position as a leading agriculture and construction equipment dealership network.”

From 1998 to April 2010, Mr. Dardis served as Chief Executive Officer and Director of Bremer Financial Corporation, a bank holding company composed of nine bank subsidiaries, a Trust company, and an insurance company, headquartered in St. Paul, Minnesota.  During his tenure as CEO, Bremer Financial Corporation delivered strong asset growth, net income growth, and return on equity that resulted in significant improvements in peer group ranking U.S. Bank holding companies in the $3 - $10 billion asset range.  From 1995 to 1998, he served as Bremer Financial Corporation’s President and Chief Operating Officer, and prior to that, he was the Company’s Executive Vice President — Retail Banking.  From 1986 to 1993, Mr. Dardis held positions of increasing responsibility at Metropolitan Federal Bank, including serving as President, Chief Executive Officer, and Director from 1990 to 1993.  Mr. Dardis also served as a member of the Office of the Chairman of Metropolitan Financial Corporation from 1990 to 1993.  Metropolitan Financial Corporation was sold and merged into U.S. Bank.  From 1982 to 1986, he served as Executive Vice President of Norwest Bank.  Mr. Dardis served in the United States Air Force as a pilot and instructor pilot from 1971 to 1975.  He received a B. S. from North Dakota State University and is a graduate of the University of Wisconsin Graduate School of Banking.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 71 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and

Wyoming, including two outlet stores, representing one or more of the CNH Brands (NYSE:CNH), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100